EX 99-1
                                                    News
                                                    Release


                                                    Vectren Corporation
                                                    P.O. Box 209
                                                    Evansville, IN  47702-0209



FOR IMMEDIATE RELEASE
March 26, 2004

Contact: Media - Mike Roeder (812) 491-4143 or mroeder@vectren.com Investor Relations - Steve Schein, 812-491-4209 or sschein@vectren.com OUCC Contact - Anthony Swinger (317) 233-2747 or aswinger@oucc.state.in.us

                    Vectren South files settlement agreement
                       in natural gas base rate proceeding

Evansville, Ind. -- Vectren Corporation (NYSE: VVC), announced today that its utility subsidiary, Vectren Energy Delivery of Indiana - South (Vectren South) has reached a definitive agreement with the Indiana Office of Utility Consumer Counselor (OUCC) regarding the proposed changes to the base rates and charges for its gas distribution business in southwestern Indiana. The settlement agreement was filed today with the Indiana Utility Regulatory Commission (IURC) and completes a collaborative effort between Vectren South and the OUCC to streamline one aspect of the formal regulatory review process. The IURC will now conduct a public review process to consider approval of the filed Settlement.

Vectren South filed a petition with the IURC on March 12, 2004 requesting an increase in its base rates. That filing indicated the company had reached an agreement in principle with the OUCC regarding a $5.7 million increase in base rates to cover the company's cost of operating and maintaining its 3,000-mile natural gas distribution and storage system in its southwestern Indiana region. Vectren originally proposed a base gas rate increase of $14.7 million. Because Vectren South had not sought a rate increase since 1995, its current rates fail to reflect the fact that over the last nine years, an additional $39 million has been invested in Vectren South's gas delivery and customer service infrastructure to serve its customers. Vectren South, which is also known as Southern Indiana Gas and Electric Company, Inc. (SIGECO), serves more than 110,000 natural gas customers in a nine-county region in southwestern Indiana.

The settlement agreement provides for:
o   A rate increase of $5.7 million
o   An authorized return on equity (ROE) of 10.5 percent
o An overall cost of capital of 7.41 percent (Return on Rate Base of $112 million) based on a capital structure with 44 percent equity
o A rate design for the revenue increase, including a larger service charge, intended to address earnings volatility related to weather

The settlement also permits Vectren South to recover the on-going costs associated with the federal Pipeline Safety Improvement Act of 2002. The Pipeline Safety Improvement Tracker provides for the deferral and future recovery of incremental non-capital dollars, capped at $750,000 the first year and $500,000 thereafter. Costs in excess of the annual cap amounts are deferred for future recovery.

The proposed rate settlement only addresses "non-gas" costs, including the costs of constructing, operating and maintaining the company's natural gas system. These costs generally range from 25 percent to 30 percent of a customer's total bill. This amount would not include any changes that may occur in the Gas Cost Adjustment (GCA), which primarily reflects the commodity cost of gas purchased from its suppliers as well as interstate pipeline and storage costs. Changes in the commodity cost of gas are set by the market based upon the supply and demand of natural gas and are reviewed quarterly by the IURC. These commodity gas costs are passed through the GCA dollar-for-dollar and contain no mark-up or profit by Vectren.

Vectren Corporation is an energy and applied technology holding company headquartered in Evansville, Indiana. Vectren's regulated energy delivery subsidiaries provide gas and/or electricity to nearly one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's non-regulated subsidiaries and affiliates currently offer energy-related products and services to customers throughout the midwest and southeast. These include gas marketing and related services; coal production and sales; utility infrastructure services; and broadband communication services. To learn more about Vectren, visit www.vectren.com.

Safe Harbor for Forward Looking Statements

This document contains forward-looking statements, which are based on management's beliefs and assumptions that derive from information currently known by management. Vectren wishes to caution readers that actual results could differ materially from those contained in this document. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that is provided to you is readily available in our report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2004.